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Exhibit 99.1

Western Union Receives Department of Justice CID

        DENVER, February 5, 2004—Western Union Financial Services, Inc., a subsidiary of First Data (NYSE: FDC), today confirmed that on February 4, 2004, it received a Civil Investigative Demand (CID) from the United States Department of Justice (DOJ). A CID is a request for information in the course of a civil investigation and does not constitute the commencement of legal proceedings.

        Western Union was informed that the focus of the civil antitrust investigation regards contractual relationships between the company and its money transfer agents. The company believes that its contractual practices reflect common industry norms.

        Western Union also has been informed that certain states are aware of this CID and may join in the investigation or conduct separate inquiries concerning competitive aspects of its money transfer business.

        In the 2000-2001 period, the Federal Trade Commission and one state conducted preliminary investigations of similar issues. These investigations were closed without any action being taken. Since that time, Western Union believes that the money transfer business has become even more dynamic and highly competitive.

        First Data does not expect this civil investigation of the money transfer business will impact its ability to complete its merger with Concord EFS following anticipated approval of the transaction by Concord's shareholders on February 26, 2004.

About Western Union and First Data

        Western Union Financial Services, Inc. a subsidiary of First Data Corp. (NYSE: FDC), is an international leader in consumer money transfer services. Consumers can quickly and reliably pay bills and transfer money around the globe using the company's proprietary money transfer network. Western Union and its subsidiary, Orlandi Valuta, together make up one of the world's largest money transfer networks with a total of approximately 182,000 Agent locations in more than 195 countries and territories. Famous for its pioneering telegraph service, the original Western Union dates back to 1851 and introduced electronic money transfer service in 1871. For more information, please visit the company's Web site at www.westernunion.com.

        First Data Corp., with global headquarters in Denver, helps power the global economy. Serving approximately 3.1 million merchant locations, 1,400 card issuers and millions of consumers, First Data makes it easy, fast and secure for people and businesses to buy goods and services, using virtually any form of payment: credit, debit, smart card, stored-value card or check at the point-of-sale, over the Internet or by money transfer. For more information, please visit the company's Web site at www.firstdata.com.

Not a Proxy Solicitation

        This communication is not a solicitation of a proxy from any security holder of Concord EFS, Inc. First Data Corporation has filed a definitive amended proxy statement/prospectus with the Securities and Exchange Commission (SEC) concerning the planned merger of Concord with a subsidiary of First Data. WE URGE INVESTORS TO READ THE DEFINITIVE VERSION OF THE AMENDED PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY CONTAIN (OR WILL CONTAIN WHEN FILED) IMPORTANT INFORMATION. Investors can obtain the definitive amended proxy statement/prospectus and other relevant documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by First Data will be available free of charge from First Data Investor Relations, 6200 S. Quebec St., Suite 340, Greenwood Village, CO 80111. Documents filed with the SEC by Concord will be available free of charge from Concord Investor Relations, 2525 Horizon Lake Drive, Suite 120, Memphis, TN 38133.

        First Data and its directors and executive officers and other members of its management and employees, may be deemed to be participants in the solicitation of proxies in connection with the planned merger. Information about the directors and executive officers of First Data and their ownership of First Data stock is set forth in the proxy statement for First Data's 2003 annual meeting of stockholders. Investors may obtain additional information regarding the interests of the participants by reading the definitive amended proxy statement/prospectus.

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Western Union Receives Department of Justice CID